Exhibit 99.1

For more information, contact:
Sherry Lauderback
VP, Investor Relations & Communications
(248) 631-5506
sherrylauderback@trimascorp.com

TRIMAS CORPORATION REPORTS THIRD QUARTER 2009 RESULTS

Company Generated Free Cash Flow of $43.4 Million and

Reduced Debt by $22.0 Million During the Quarter

BLOOMFIELD HILLS, Michigan, November 9, 2009 — TriMas Corporation (NASDAQ: TRS) today announced financial results for the quarter ended September 30, 2009. The Company reported quarterly net sales from continuing operations of $203.7 million, a decrease of 21.9% from third quarter of 2008. Third quarter 2009 income from continuing operations decreased 19.2% from third quarter 2008 to $6.5 million, or $0.19 diluted earnings per share, including a ($0.05) per share impact of severance and business restructuring costs, identified as “Special Items,”(1) and a $0.02 per diluted share gain on extinguishment of debt. In comparison, third quarter 2008 income from continuing operations was $8.1 million, or $0.24 per diluted share, including a ($0.01) per share impact of severance and business restructuring costs. The Company reduced total indebtedness, including amounts outstanding under its receivables securitization facility, by $22.0 million compared to June 30, 2009 and by $101.4 million compared to September 30, 2008. The Company ended the third quarter with $24.8 million in cash.

TriMas Third Quarter Business Highlights

•                 Continued to execute its $30 million Profit Improvement Plan (PIP) ahead of schedule with over $9 million in cost reductions realized during the quarter.

•                 Improved operating profit margin (excluding the impact of Special Items) by 280 basis points compared to second quarter 2009 and by 50 basis points compared to third quarter 2008.

•                 In the Packaging segment, grew specialty dispensing and new product sales by approximately 40% compared to the third quarter of 2008. These products are designed for end markets such as pharmaceutical, medical, personal care and food/beverage.

•                 Continued to demonstrate improvements in Cequent with an increase in operating profit margin (excluding the impact of Special Items) of 560 basis points, compared to third quarter 2008.

•                 Launched a strategic sourcing initiative across the businesses to drive additional synergies and productivity.

“We are executing on our productivity, working capital and growth initiatives,” said David Wathen, TriMas President and Chief Executive Officer. “Compared to last quarter, we improved operating profit margin by 280 basis points on slightly lower revenues, decreased operating working capital by almost $23 million and generated over $43 million of free cash flow. Sales and end market demand are still down, but we are using this environment to make TriMas a permanently better business.”

“As we move forward, we will continue our focus on reducing costs and working capital in each business segment,” Wathen continued. “We remain focused on debt reduction and the protection of our liquidity. During the quarter, we reduced total indebtedness by $22 million and ended the quarter with almost $25 million in cash. While we are pleased with the progress we are making across these initiatives, there is more work to be done.”

“For the full year of 2009, we continue to anticipate revenue to be down 20% to 25% compared to 2008, consistent with our comments last quarter. We are allocating some resources to key growth initiatives aimed at expanding end markets and geographies. We are also beginning to see positive signs in some of our businesses, as our Packaging and Cequent segments project fourth quarter 2009 revenues close to fourth quarter 2008 levels.

These developments lead us to expect at least modest revenue gains for next year. We are, however, continuing to operate our company with the realization we are still in a time of economic uncertainty. We are committed to maintaining cushion on our bank covenants, delevering TriMas and ensuring liquidity for our future endeavors,” Wathen concluded.

Third Quarter Financial Results — From Continuing Operations

•                 TriMas reported third quarter net sales of $203.7 million, a decrease of 21.9% in comparison to $260.7 million in the third quarter 2008. Although several businesses benefited from new product introductions and new sales promotions, sales in all five segments declined in comparison to the prior year third quarter. The sales declines were primarily due to reductions in volume as a result of continued weak global economic activity and reduced consumer discretionary spending. Net sales were also negatively impacted by approximately $3.1 million due to unfavorable currency exchange.

•                 The Company reported operating profit of $20.2 million for the third quarter 2009, a decrease of 26.7% compared to operating profit of $27.5 million for the third quarter 2008. Despite this decline, which was driven by the decrease in sales, operating profit margin, excluding the impact of Special Items, would have increased from 10.8% of sales during the third quarter of 2008 to 11.3% of sales during the third quarter of 2009. This improvement was a result of the Company’s cost reduction and productivity initiatives, with the largest positive impact experienced in the Packaging and Cequent segments.

•                 Adjusted EBITDA(2) for the third quarter 2009 decreased 14.2% to $31.9 million, as compared to $37.2 million in the third quarter 2008. Management’s actions, however, enabled the Company to achieve an increase in Adjusted EBITDA margin from 14.3% during the third quarter of 2008 to 15.7% during the third quarter of 2009.

•                 Income from continuing operations for the third quarter 2009 decreased 19.2% to $6.5 million, or $0.19 per diluted share, compared to income from continuing operations of $8.1 million, or $0.24 per diluted share, in the third quarter 2008. These results include the after-tax impact of Special Items of $1.8 million, or ($0.05) per diluted share, and gain on extinguishment of debt of $0.7 million, or $0.02 per diluted share, in the third quarter of 2009 and the after-tax impact of Special Items of $0.4 million, or ($0.01) per diluted share, in the third quarter of 2008.

•                 Free Cash Flow(2) for third quarter 2009 increased 85.3% to $43.4 million from $23.4 million during the third quarter of 2008, driven by improvements in net working capital resulting from reduced inventory and accounts receivables levels.

•                  The Company continued to focus on its Profit Improvement Plan (PIP) to achieve over $30 million in cost savings during 2009 and is on plan to exceed these cost savings. TriMas realized over $9 million in cost reductions and incurred approximately $2.9 million in cash and non-cash charges related to its PIP during the third quarter of 2009. The Company has substantially completed the elimination of the production and distribution functions in Mosinee, Wisconsin as of September 30, 2009, and expects to fully complete the move of these operations by December 31, 2009. The Company continues to pursue additional fixed and variable cost saving actions and productivity initiatives.

Financial Position

TriMas ended the quarter with cash of $24.8 million and $130.9 million of aggregate availability under its revolving credit and receivables securitization facilities. The Company reduced total indebtedness, including amounts outstanding under its receivables securitization facility, by $22.0 million during third quarter 2009, and by $101.4 million as compared to September 30, 2008. TriMas ended the quarter with reported total indebtedness of $525.4 million, with no amounts outstanding under its receivables securitization facility. During the third quarter of 2009, the Company retired approximately $10.0 million face value of the Company’s senior subordinated notes in open market transactions for approximately $8.7 million.

The Company does not have any significant debt maturities under its credit agreement or subordinated notes until 2012.  As of September 30, 2009, the Company was in compliance with all debt covenants.

Business Segment Results — From Continuing Operations

Packaging — Sales for the third quarter decreased 8.4% compared to the year ago period, due primarily to a decline in industrial closure product sales resulting from the overall economic slowdown, partially offset by the growth in specialty dispensing product sales and the launch of other new products. Sales were also negatively impacted by the unfavorable effects of currency exchange. Despite the decrease in sales, operating profit for the quarter increased due to lower material costs and reduced selling, general and administrative costs associated with the Company’s cost reduction plans, partially offset by the decline in industrial product sales and the unfavorable effects of currency exchange. As a result of the cost reduction actions, operating profit as a percentage of sales improved approximately 400 basis points compared to the third quarter of 2008. The Company continues to diversify its product offering by developing specialty dispensing product applications for growing end markets, including pharmaceutical, personal care and food/beverage markets, and expanding geographically to generate long-term growth.

Energy — Third quarter sales decreased 35.1% compared to the year ago period due primarily to reduced demand for engines and other well-site content, resulting from a reduction in drilling activity and the deferred completion of previously drilled wells in North America. Sales in the Energy segment were also negatively impacted due to lower sales of specialty gaskets and related fastening hardware, as a result of decreased levels of turn-around activity at petrochemical refineries and reduced demand from the chemical industry. Operating profit for the quarter decreased as a result of lower sales volumes and related lower absorption of fixed costs, partially offset by reductions in discretionary spending. The Company continues to launch new well-site products to complement its engine business, while continuing to expand its sales and service branch network for the specialty gasket business, in anticipation of improvements in underlying demand in both of these businesses.

Aerospace & Defense — Sales for the third quarter decreased 34.6% compared to the year ago period due primarily to lower blind-bolt fastener sales resulting from program delays at commercial airframe manufacturers and inventory reductions at distribution customers, partially offset by sales of new products which increased the Company’s content on certain aircraft. Sales in the defense business were also lower compared to the year ago period, due to the lack of cartridge case sales resulting from the ongoing relocation of the defense facility, partially offset by new product sales and revenue associated with managing the facility relocation and closure. Operating profit for the quarter decreased primarily due to lower sales volumes, partially offset by a more favorable product sales mix and reduced selling, general and administrative expenses. The Company continues to develop and market highly-engineered products for the aerospace market, as well as expand its offerings to military and defense customers.

Engineered Components — Third quarter sales declined 54.3% compared to the year ago period due to demand declines in the Company’s industrial cylinder, precision cutting tools and medical device businesses, primarily as a result of the current economic downturn. Sales in the specialty fittings business increased slightly due to new product offerings. Operating profit for the quarter decreased due to lower sales volumes and lower absorption of fixed costs, which were partially offset by reduced selling, general and administrative expenses. The Company continues to develop specialty products for growing end markets such as medical and expand its international sales efforts.

Cequent — Sales decreased 6.5% for the third quarter compared to the year ago period. The Company continued to experience weak, but improving, consumer demand for heavy-duty towing, trailer and electrical products, as a result of uncertain economic conditions and reductions in consumer discretionary spending, and the unfavorable effects of currency exchange, partially offset by a slight increase in sales in the Australia/Asia Pacific business. Operating profit for the quarter improved as a result of cost reductions implemented as part of the Company’s Profit Improvement Plan, partially offset by lower sales volumes, unfavorable foreign currency exchange and lower absorption of fixed costs. Due to the cost reduction actions, operating profit as a percentage of sales also improved approximately 560 basis points compared to the third quarter of 2008. The segment was negatively impacted by $2.1 million in charges associated with the closure of its Mosinee, Wisconsin manufacturing facility and other business restructuring costs. The Company continues to aggressively reduce fixed costs, decrease working capital and leverage strong brand positions for increased market share.

For a complete schedule of Segment Sales and Operating Profit, including Special Items by segment, see page 7 of this release, “Company and Business Segment Financial Information — Continuing Operations.”

(1)             Appendix I details certain one-time costs, expenses and other charges, collectively described as “Special Items,” that are included in the determination of net income (loss) under GAAP and are not added back to net income (loss) in determining Adjusted EBITDA, but that management would consider important in evaluating the quality of the Company’s Adjusted EBITDA and operating results under GAAP.

(2)             See Appendix II for reconciliation of Non-GAAP financial measure Adjusted EBITDA and Free Cash Flow to the Company’s reported results of operations prepared in accordance with GAAP. Additionally, see Appendix I for additional information regarding Special Items impacting reported GAAP financial measures

Conference Call Information

TriMas Corporation will host its third quarter 2009 earnings conference call today, Monday, November 9, 2009 at 11:00 a.m. EST. The call-in number is (866) 238-0637. Participants should request to be connected to the TriMas Corporation third quarter conference call (conference ID number 1403128). The presentation that will accompany the call will be available on the Company’s website at www.trimascorp.com prior to the call.

The conference call will also be web cast simultaneously on the Company’s website at www.trimascorp.com. A replay of the conference call will be available on the TriMas website or by dialing (866) 837-8032 (access code 1403128) beginning November 9th at 2:00 p.m. EST through November 16th at 11:59 p.m. EST.

Cautionary Notice Regarding Forward-looking Statements

Any “forward-looking” statements contained herein, including those relating to market conditions or the Company’s financial condition and results, expense reductions, liquidity expectations, business goals and sales growth, involve risks and uncertainties, including, but not limited to, risks and uncertainties with respect to general economic and currency conditions, various conditions specific to the Company’s business and industry, the Company’s substantial leverage, liabilities imposed by the Company’s debt instruments, market demand, competitive factors, the Company’s ability to maintain compliance with the listing requirements of NASDAQ, supply constraints, material and energy costs, technology factors, litigation, government and regulatory actions, the Company’s accounting policies, future trends, and other risks which are detailed in the Company’s Annual Report on Form 10-K for the fiscal year ending December 31, 2008, and in the Company’s Quarterly Reports on Form 10-Q. These risks and uncertainties may cause actual results to differ materially from those indicated by the forward-looking statements. All forward-looking statements made herein are based on information currently available, and the Company assumes no obligation to update any forward-looking statements.

About TriMas

Headquartered in Bloomfield Hills, Michigan, TriMas Corporation (NASDAQ: TRS) provides engineered and applied products for growing markets worldwide. TriMas is organized into five strategic business segments: Packaging, Energy, Aerospace & Defense, Engineered Components and Cequent. TriMas has approximately 4,000 employees at 70 different facilities in 11 countries. For more information, visit www.trimascorp.com.

TriMas Corporation
Consolidated Balance Sheet
(Unaudited — dollars in thousands)

	September 30,	December 31,
	2009	2008
Assets
Current assets:
Cash and cash equivalents	$24,770	$3,910
Receivables, net of reserves of approximately $6.0 million and $5.7 million as of September 30, 2009 and December 31, 2008, respectively	99,360	104,760
Inventories	141,830	188,950
Deferred income taxes	16,970	16,970
Prepaid expenses and other current assets	6,680	7,430
Assets of discontinued operations held for sale	2,700	26,200
Total current assets	292,310	348,220
Property and equipment, net	170,760	181,570
Goodwill	196,520	202,280
Other intangibles, net	168,700	178,880
Other assets	15,720	19,270
Total assets	$844,010	$930,220

Liabilities and Shareholders’ Equity
Current liabilities:
Current maturities, long-term debt	$6,640	$10,360
Accounts payable	79,650	111,810
Accrued liabilities	73,710	66,340
Liabilities of discontinued operations	1,240	1,340
Total current liabilities	161,240	189,850
Long-term debt	518,740	599,580
Deferred income taxes	45,680	51,650
Other long-term liabilities	44,610	34,240
Total liabilities	770,270	875,320
Preferred stock $0.01 par: Authorized 100,000,000 shares;
Issued and outstanding: None	—	—
Common stock, $0.01 par: Authorized 400,000,000 shares;
Issued and outstanding: 33,578,324 shares at September 30, 2009 and 33,620,410 shares at December 31, 2008	330	330
Paid-in capital	527,330	527,000
Accumulated deficit	(499,020)	(510,160)
Accumulated other comprehensive income	45,100	37,730
Total shareholders’ equity	73,740	54,900
Total liabilities and shareholders’ equity	$844,010	$930,220

TriMas Corporation
 Consolidated Statement of Operations
 (Unaudited — dollars in thousands, except for share amounts)

	Three months ended		Nine months ended
	September 30,		September 30,
	2009	2008	2009	2008
Net sales	$203,730	$260,730	$615,090	$808,160
Cost of sales	(146,300)	(192,100)	(462,210)	(593,580)
Gross profit	57,430	68,630	152,880	214,580
Selling, general and administrative expenses	(37,280)	(41,160)	(112,930)	(128,740)
Gain (loss) on dispositions of property and equipment	20	50	180	(160)
Operating profit	20,170	27,520	40,130	85,680
Other income (expense), net:
Interest expense	(10,760)	(13,570)	(34,560)	(42,160)
Gain on extinguishment of debt	1,180	—	28,250	—
Other, net	(190)	(480)	(1,710)	(3,010)
Other income (expense), net	(9,770)	(14,050)	(8,020)	(45,170)

Income from continuing operations before income tax expense	10,400	13,470	32,110	40,510
Income tax expense	(3,890)	(5,410)	(12,230)	(15,150)
Income from continuing operations	$6,510	$8,060	$19,880	$25,360
Income (loss) from discontinued operations, net of income tax benefit (expense)	(680)	260	(8,740)	280
Net income	$5,830	$8,320	$11,140	$25,640

Earnings per share - basic:
Continuing operations	$0.19	$0.24	$0.59	$0.76
Discontinued operations, net of income taxes	(0.02)	0.01	(0.26)	0.01
Net income (loss) per share	$0.17	$0.25	$0.33	$0.77
Weighted average common shares - basic	33,496,634	33,420,560	33,480,747	33,413,214

Earnings per share - diluted:
Continuing operations	$0.19	$0.24	$0.59	$0.76
Discontinued operations, net of income taxes	(0.02)	0.01	(0.26)	0.01
Net income (loss) per share	$0.17	$0.25	$0.33	$0.77
Weighted average common shares - diluted	34,007,846	33,469,027	33,752,210	33,441,448

TriMas Corporation
Company and Business Segment Financial Information

Continuing Operations
(Unaudited — dollars in thousands)

	Three months ended		Nine months ended
	September 30,		September 30,
	2009	2008	2009	2008
Packaging
Net sales	$39,730	$43,350	$106,130	$128,910
Operating profit	$9,160	$8,300	$23,390	$26,530
Operating profit as a % of sales	23.1%	19.1%	22.0%	20.6%

Special Items to consider in evaluating operating profit:

- Severance and business restructuring costs	$(480)	$(410)	$(480)	$(410)

Excluding Special Items, operating profit would have been:	$9,640	$8,710	$23,870	$26,940

Energy
Net sales	$36,000	$55,430	$111,260	$157,390
Operating profit	$3,200	$8,170	$9,380	$24,670
Operating profit as a % of sales	8.9%	14.7%	8.4%	15.7%

Special Items to consider in evaluating operating profit:

- Severance and business restructuring costs	$(30)	$—	$(240)	$(320)

Excluding Special Items, operating profit would have been:	$3,230	$8,170	$9,620	$24,990

Aerospace & Defense
Net sales	$16,060	$24,550	$56,530	$65,770
Operating profit	$5,190	$8,640	$18,410	$22,230
Operating profit as a % of sales	32.3%	35.2%	32.6%	33.8%

Special Items to consider in evaluating operating profit:

- Severance and business restructuring costs	$(10)	$—	$(140)	$(130)

Excluding Special Items, operating profit would have been:	$5,200	$8,640	$18,550	$22,360

Engineered Components
Net sales	$15,860	$34,690	$51,100	$103,160
Operating profit (loss)	$(60)	$3,470	$(1,010)	$12,520
Operating profit (loss) as a % of sales	-0.4%	10.0%	-2.0%	12.1%

Special Items to consider in evaluating operating profit (loss):

- Severance and business restructuring costs	$(210)	$(70)	$(380)	$(300)

Excluding Special Items, operating profit (loss) would have been:	$150	$3,540	$(630)	$12,820

Cequent
Net sales	$96,080	$102,710	$290,070	$352,930
Operating profit	$7,220	$4,000	$6,760	$17,930
Operating profit as a % of sales	7.5%	3.9%	2.3%	5.1%

Special Items to consider in evaluating operating profit (loss):

- Severance and business restructuring costs	$(2,130)	$(190)	$(7,580)	$(190)

Excluding Special Items, operating profit would have been:	$9,350	$4,190	$14,340	$18,120

Corporate Expenses	$(4,540)	$(5,060)	$(16,800)	$(18,200)
Special Items to consider in evaluating corporate expenses:
- Severance and business restructuring costs	$—	$(40)	$(2,940)	$(1,620)

Excluding Special Items, corporate expenses would have been:	$(4,540)	$(5,020)	$(13,860)	$(16,580)

Total Company
Net sales	$203,730	$260,730	$615,090	$808,160
Operating profit	$20,170	$27,520	$40,130	$85,680
Operating profit as a % of sales	9.9%	10.6%	6.5%	10.6%

Total Special Items to consider in evaluating operating profit:	$(2,860)	$(710)	$(11,760)	$(2,970)

Excluding Special Items, operating profit would have been:	$23,030	$28,230	$51,890	$88,650

Other Data:
- Depreciation and amortization	$10,730	$10,420	$32,410	$31,790

- Interest expense	$10,760	$13,570	$34,560	$42,160

- Gain on extinguishment of debt, net	$1,180	$—	$28,250	$—

- Other expense, net	$190	$480	$1,710	$3,010

Appendix I

TriMas Corporation

Additional Information Regarding Special Items Impacting

Reported GAAP Financial Measures

(Unaudited)

	Three months ended		Three months ended
	September 30, 2009		September 30, 2009
(dollars in thousands, except per share amounts)	Income	EPS	Income	EPS

Income and EPS from continuing operations, as reported	$6,510	$0.19	$8,060	$0.24

After-tax impact of Special Items to consider in evaluating quality of income and EPS from continuing operations:
Severance and business restructuring costs	(1,790)	(0.05)	(420)	(0.01)

Excluding Special Items, income and EPS from continuing operations would have been	$8,300	$0.24	$8,480	$0.25

After-tax impact of gain on extinguishment of debt	730	0.02	—	—

Excluding Special Items and gain on extinguishment of debt, income and EPS from continuing operations would have been	$7,570	$0.22	$8,480	$0.25

Weighted-average shares outstanding at September 30, 2009 and 2008		34,007,846		33,469,027

	Nine months ended		Nine months ended
	September 30, 2009		September 30, 2009
(dollars in thousands, except per share amounts)	Income	EPS	Income	EPS

Income and EPS from continuing operations, as reported	$19,880	$0.59	$25,360	$0.76

After-tax impact of Special Items to consider in evaluating quality of income and EPS from continuing operations:
Severance and business restructuring costs	(7,280)	(0.22)	(1,860)	(0.06)

Excluding Special Items, income and EPS from continuing operations would have been	$27,160	$0.81	$27,220	$0.82

After-tax impact of gain on extinguishment of debt	17,490	0.52	—	—

Excluding Special Items and gain on extinguishment of debt, income and EPS from continuing operations would have been	$9,670	$0.29	$27,220	$0.82

Weighted-average shares outstanding at September 30, 2009 and 2008		33,752,210		33,441,448

Appendix I (cont.)

TriMas Corporation

Additional Information Regarding Special Items Impacting

Reported GAAP Financial Measures

(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
(dollars in thousands)	2009	2008	2009	2008

Operating profit from continuing operations, as reported	$20,170	$27,520	$40,130	$85,680

Special Items to consider in evaluating quality of earnings:
Severance and business restructuring costs	$(2,860)	$(710)	$(11,760)	$(2,970)

Excluding Special Items, operating profit from continuing operations would have been	$23,030	$28,230	$51,890	$88,650

	Three months ended		Nine months ended
	September 30,		September 30,
(dollars in thousands)	2009	2008	2009	2008

Adjusted EBITDA from continuing operations, as reported	$31,910	$37,170	$99,880	$113,310

Special Items to consider in evaluating quality of earnings:
Severance and business restructuring costs	$(2,290)	$(710)	$(9,530)	$(2,970)

Excluding Special Items, Adjusted EBITDA from continuing operations would have been	$34,200	$37,880	$109,410	$116,280

Gross gain on extinguishment of debt	$1,330	$—	$29,390	$—

Excluding Special Items and gain on extinguishment of debt, Adjusted EBITDA from continuing operations would have been	$32,870	$37,880	$80,020	$116,280

Appendix II

TriMas Corporation

Reconciliation of Non-GAAP Measure Adjusted EBITDA(1) and Free Cash Flow(2)

(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
(dollars in thousands)	2009	2008	2009	2008
Net income	$5,830	$8,320	$11,140	$25,640
Income tax expense	3,420	5,560	6,650	15,310
Interest expense	10,930	13,630	35,050	42,320
Debt extinguishment costs	150	—	1,140	—
Depreciation and amortization	10,580	10,740	33,410	32,440

Adjusted EBITDA, total company	30,910	38,250	87,390	115,710

Adjusted EBITDA, discontinued operations	(1,000)	1,080	(12,490)	2,400

Adjusted EBITDA, continuing operations	$31,910	$37,170	$99,880	$113,310
Special Items	2,290	710	9,530	2,970
Non-cash gross gain on extinguishment of debt	(1,330)	—	(29,390)	—
Cash interest	(3,630)	(5,140)	(25,460)	(32,240)
Cash taxes	(2,420)	(1,130)	(6,730)	(6,460)
Capital expenditures	(4,430)	(6,460)	(10,850)	(19,630)
Changes in operating working capital	22,740	(2,440)	43,840	(15,070)
Free Cash Flow from operations before Special Items	45,130	22,710	80,820	42,880
Cash paid for Special Items	(2,460)	(1,240)	(6,910)	(1,590)
Net proceeds from sale of business and other assets	680	1,920	23,100	2,260
Free Cash Flow	$43,350	$23,390	$97,010	$43,550

(1)       The Company defines Adjusted EBITDA as net income (loss) before cumulative effect of accounting change, interest, taxes, depreciation, amortization, non-cash asset and goodwill impairment write-offs, and non-cash losses on sale-leaseback of property and equipment. Lease expense and non-recurring charges are included in Adjusted EBITDA and include both cash and non-cash charges related to restructuring and integration expenses. In evaluating our business, management considers and uses Adjusted EBITDA as a key indicator of financial operating performance and as a measure of cash generating capability. Management believes this measure is useful as an analytical indicator of leverage capacity and debt servicing ability, and uses it to measure financial performance as well as for planning purposes. However, Adjusted EBITDA should not be considered as an alternative to net income, cash flow from operating activities or any other measures calculated in accordance with U.S. GAAP, or as an indicator of operating performance. The definition of Adjusted EBITDA used here may differ from that used by other companies.

(2)       The Company defines Free Cash Flow as Adjusted EBITDA from continuing operations, plus Special Items and net proceeds from sale of businesses, less cash paid for interest, taxes and Special Items, capital expenditures, changes in operating working capital and non-cash (gains) losses on debt extinguishment. As detailed in Appendix I, for purposes of determining Free Cash Flow, Special Items, net, include those one-time costs, expenses and other charges incurred on a cash basis that are included in the determination of net income (loss) under GAAP and are not added back to net income (loss) in determining Adjusted EBITDA, but that management would consider important in evaluating the quality of the Company’s Free Cash Flow, as defined.

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